UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 11, 2009

ALLIED SECURITY INNOVATIONS, INC.
(Name of Small Business Issuer in its Charter)

Delaware	000-26604	23-2770048
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation or organization		Identification Number)

1709 Route 34, Suite 2, Farmingdale
New Jersey 08750
(Address, Including Zip Code of Principal Executive Offices)

(732) 359-0260
(Issuer's telephone number)

(Former name or former address, if changed since last report)

Copies to:
Louis A. Brilleman, Esq.
110 Wall Street, 11th Floor
New York, New York 10005
Phone: (212) 709-8210
Fax: (212) 943-2300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 11, 2009, Allied Security Innovations, Inc. granted to each of Anthony Shupin, its Chief Executive Officer, and to Michael Pellegrino, its Chief Financial Officer, shares of its newly created Series B Convertible Preferred Stock.  The shares were issued for services performed and in partial consideration for the return of 10,000 shares of Series A Preferred Stock previously issued to them.

The shares vest in five equal monthly installments commencing June 1, 2010.  Each share of B Preferred is convertible into 200,000 shares of common stock of the Company starting three years from the date of issuance, provided that the closing bid price of the Company's common stock is then $2.00 per share. The shares of B Preferred may be voted immediately with the Company's common stock on an as converted basis on any matters that the common stock is entitled to vote on as a class.

Unconverted shares of B Preferred will automatically cease to exist, and all rights associated therewith will be terminated upon the earlier of (i) that person's termination of employment with the Company for any reason, or (ii) five years from the date of issuance.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On May 11, the Company filed with the Delaware Secretary of State a certificate of designation in connection with the creation of 20,000 shares of its Series A Convertible Preferred Stock

Item 9.01 Financial Statements and Exhibits.

(a)	Financial Statements.

None.

(b)	Exhibits.

3.1	Certificate of Designation for the Series B Convertible Preferred Stock

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 13, 2009

ALLIED SECURITY INNOVATIONS, INC.

/s/ Anthony Shupin
By: President and Chief Executive Officer